Exhibit 99.1


       Integrated Performance Systems Announces Second Quarter Results


 DALLAS, March 13, 2006/  Integrated Performance Systems,  Inc.  (PinkSheets:
 IPFS.PK) (the "Company"), a printed circuit board and electronics component manufacturer, announced results for its second quarter ending January 31, 2006.

 Second quarter 2006 net sales increased 20% to $9.1 million, compared to $7.6 million for the second quarter 2005. The second quarter 2006 increase is a result of sales generated primarily by an increase in sales to our core customers. The Company is continuing to see growth within the power and military segments and expects this trend to continue through the next several quarters.

 Gross profit increased to 17% for the second quarter 2006 versus 15% for the second quarter 2005. The increase is attributable to the improved capacity utilization related to the increase in sales, which results in fixed costs being spread over a larger number of units produced. This increase is also attributable to a higher margin sales mix which includes a higher demand for premium services, primarily quick-turn orders offset by higher material costs as a result of price increases from our primary suppliers. The Company expects price increases to stabilize over the next quarter and will continue to focus on the higher margin product mix to positively affect margins.

 Selling, general and administrative expense decreased to approximately $1.2 million, or 76% for the second quarter 2006 from $8.6 million in 2005. The decrease is a result of recording a $7.6 million non-cash compensation expense in 2005 that did not recur during 2006. Excluding the $7.6 million non-cash compensation charge in 2005, SG&A increased $228,00 from 2005. This increase was the result of additional administrative and accounting personnel to provide the support mechanisms and corporate infrastructure required to effectively manage and grow our operations, and additional accounting, legal and other professional fees related to (1) the ongoing litigation as a result of the November 2004 merger with Best Circuits Boards, Inc, and (2) filing and reporting as a public entity. The Company is currently focusing on controlling and reducing the expenses related to professional and accounting fees and with the exception of legal fees related to (1) above, believes the results of that effort will become evident over the next several quarters.

 Net income for the second quarter 2006 was $76,287, compared to a net loss of $(11,861,742) for the second quarter 2005. The increase is attributable to improved gross margin offset by the increased general and administrative costs, specifically the $7.6 million non-cash compensation expense as described above and $4.2 million in non-cash interest expense related to the beneficial conversion feature of the notes payable to related party as described in Note 4 of the financial statements to the Company's amended quarterly report on Form 10-QSB/A for the quarter ended January 31, 2005, filed on January 31, 2006, that were recorded in 2005 and did not recur in 2006.

 The Company's Chief Financial Officer Brad Peters said, "We are pleased to be able to begin focusing on cutting costs and targeting specific areas that we believe will organically grow our business. We continue to see strong growth within our core customer base and from the military customers as well." Peters further commented, "This focus on increasing shareholder value with an emphasis on reducing our operating costs, improving our core business and by pursuing numerous revenue-generating opportunities will be instrumental in meeting our goals and driving our growth."

 Integrated Performance Systems manufactures complex multi-layer printed circuit boards utilizing the Company's proprietary technologies, global supply chain management expertise and manufacturing capabilities. The Company provides its customers with integrated manufacturing solutions that encompass all stages of an electronic product's life cycle, from prototype through volume production. The Company's customers include original equip-ment manufacturers and electronic manufacturing service providers that serve rapidly growing segments of the electronics industry. Additional corporate information is available on the Internet at http://www.lonestarcircuits.com


 Forward-Looking Statements: Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include our expectations, plans and projections, including statements concerning expected income and expenses and the adequacy of our sources of cash to finance current and future operations, which may or may not materialize and which are subject to various risks and uncertainties. Factors which could cause actual results to materially differ from our expectations include the following: general economic conditions and growth in the high tech industry; competitive factors and pricing pressures; changes in product mix; the timely development and acceptance of new products; the effects of the contingencies described herein; the availability of capital; loss of key suppliers, significant customers or key management personnel; payment defaults by our customers; limitations upon financial and operating flexibility due to the terms of our indebtedness; changes in our business strategy or development plans; and the risks described from time to time in our filings with the Securities and Exchange Commission. The words "may," "will," "plans," "believes," "expects," "projects," "targets," "anticipates," "estimates," "continue," "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements speak only as of the date of this release, and we have based our forward-looking statements on our current assumptions and expectations about future events. We have expressed our assumptions and expectations in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions and expectations will prove to be accurate. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations or any change in events, conditions or circumstances on which any such statement may be based, except as may be otherwise required by the securities laws.

 CONTACT: Brad Peters (214) 291-1452